UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RENTECH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENTECH, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 22, 2007

You are cordially invited to attend the annual meeting of shareholders of Rentech, Inc. to be held at the Magnolia Ballroom, 817 17th Street, Denver, Colorado, on Thursday, March 22, 2007 at 9:00 a.m. (MST) for the following purposes:

1.                To elect two directors for terms of three years each;

2.                To vote upon a proposal for the potential issuance of 20% or more of Rentech’s outstanding common stock at prices below market value;

3.                To vote upon a proposal to amend the 2006 Incentive Award Plan to increase the number of shares reserved for issuance under such plan by three million.

4.                To ratify the selection of Ehrhardt Keefe Steiner & Hottman P.C., as Rentech’s independent registered public accounting firm;

5.                To vote on the granting of discretion to the proxies with respect to any motion to adjourn or postpone the meeting to another time and date if such action is necessary to solicit additional proxies in favor of proxy items 1, 2, 3 or 4; and

6.                To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Only holders of record of the common stock of Rentech at the close of business on February 5, 2007 will be entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors,

Colin M. Morris Secretary
Los Angeles, California Date: February 14, 2007

YOUR VOTE IS IMPORTANT

This proxy statement is furnished in connection with the solicitation of proxies by Rentech, on behalf of the Board of Directors, for the 2007 annual meeting of shareholders. The proxy statement and the related proxy form are first being distributed to shareholders on or about February 20, 2007. You can vote your shares using one of the following methods:

•       Vote through the Internet at the website shown on the proxy card.

•       Vote by telephone using the toll-free number shown on the proxy card.

•       Complete and return a written proxy card.

•       Attend Rentech’s 2007 annual meeting of shareholders and vote.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on March 21, 2007. Internet and telephone voting are available 24 hours per day. If you vote via Internet or telephone, you do not need to return a proxy card.

You are invited to attend the meeting; however, to ensure your representation at the meeting, you are urged to vote via the Internet or telephone, or mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder of record attending the meeting may vote in person even if he or she has voted via the Internet or telephone, or returned a proxy card.

RENTECH, INC.
10877 Wilshire Blvd., Suite 710
Los Angeles, CA 90024

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MARCH 22, 2007

This proxy statement is furnished to shareholders in connection with the solicitation by the Board of Directors of Rentech, Inc. of proxies for use at the annual meeting of shareholders to be held at the Magnolia Ballroom, 817 17th Street, Denver, Colorado, on Thursday, March 22, 2007 at 9:00 a.m., MST, and at any adjournments or postponements of the meeting.

Rentech anticipates that this proxy statement and the accompanying form of proxy will be first sent or given to shareholders on or about February 20, 2007.

VOTING SECURITIES AND VOTING RIGHTS

Only shareholders of record at the close of business on February 5, 2007 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements of the meeting. On February 5, 2007, 142,360,230 shares of common stock were issued and outstanding held by 523 shareholders of record. Each share of common stock outstanding on that date entitles the holder to one vote on each matter submitted to a vote at the meeting. Cumulative voting is not allowed. Shares may only be voted by or on behalf of the shareholder of record. If a holder’s shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the shareholder of record.

Shareholders may vote in person or by proxy at the annual meeting. All properly executed proxies received prior to the commencement of voting at the meeting, and which have not been revoked, will be voted in accordance with the directions given. If no specific instructions are given for a matter to be voted upon, the proxy holders will vote the shares covered by proxies received by them (i) FOR the election of the two nominees to the Board of Directors; (ii) FOR the potential issuance of 20% or more of Rentech’s outstanding common stock at prices below market value; (iii) FOR approval of the amendment of the 2006 Incentive Award Plan to increase the number of shares reserved for issuance thereunder by three million; (iv) FOR the ratification of the selection of Ehrhardt Keefe Steiner & Hottman P.C., as Rentech’s independent registered public accounting firm; and (v) FOR granting management’s proxies the authority to adjourn or postpone the annual meeting to solicit additional proxies.

A quorum for the transaction of business at the meeting requires the presence at the annual meeting, in person or by proxy, of the holders of not less than a majority of the voting power of the shares of Rentech capital stock then outstanding and entitled to vote at the meeting. If a quorum is present, the two nominees for election as directors who receive the greatest number of votes in favor of their election at the meeting will be elected. Cumulative voting is not allowed for the election of directors.

The proposals (a) to potentially issue 20% or more of Rentech’s outstanding common stock at prices below market value, (b) to approve the amendment of the 2006 Incentive Award Plan to increase the number of shares reserved for issuance thereunder by three million, (c) to ratify the selection of Ehrhardt Keefe Steiner & Hottman P.C., as Rentech’s independent registered public accounting firm, and (d) to grant management’s proxies the authority to adjourn or postpone the meeting and any other matters submitted to a vote of the shareholders will be approved if they receive the affirmative vote of the holders of a majority of shares of common stock present, in person or by proxy, at the meeting and entitled to vote on the matter. If brokers have not received any instruction from their customers on how to vote the customer’s shares on a particular proposal, the brokers are allowed to vote on routine matters but not on non-routine proposals. The absence of votes by brokers on non-routine matters are “broker non-votes.” Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum, but will have no effect on the election of directors. Abstentions and broker non-votes will have the effect of a vote against the proposals to potentially issue 20% or more of Rentech’s outstanding common stock at prices below market value, to approve the amendment of the 2006 Incentive Award Plan to increase the number of shares reserved for issuance under such plan by three million and to ratify the appointment of Ehrhardt Keefe Steiner & Hottman P.C., as Rentech’s independent public accountants. Abstentions will have the effect of a vote against the proposal to grant management’s proxies the authority to adjourn or postpone the annual meeting.

Any shareholder giving a proxy pursuant to the present solicitation has the power to revoke it at any time before it is exercised. It may be revoked by giving a subsequent proxy or by mailing to our principal executive offices at 10877 Wilshire Boulevard, Suite 710, Los Angeles, California 90024, Attn: Secretary, an instrument of revocation. If you vote electronically via the Internet or telephone, a proxy may be revoked by the submission of a later electronic proxy. A proxy may also be revoked by attending the meeting and giving our Secretary a vote in person (subject to the restriction that a shareholder holding shares in street name must bring to the meeting a legal proxy from the broker, bank or other nominee holding that shareholder’s shares which confirms that shareholder’s beneficial ownership of the shares and gives the shareholder the right to vote the shares).

Rentech will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this proxy statement. We will furnish copies of solicitation materials to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of our common stock held in their names. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers and other employees. No additional compensation will be paid to our directors, officers or other employees for these services.

The purposes of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting. As of the date of this proxy statement, management knows of no other business that will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

ELECTION OF DIRECTORS

(Proxy Item 1)

There are currently eight positions on Rentech’s Board of Directors. The Board of Directors currently is divided into three classes one of which includes two directors and two of which currently include three directors. The directors in each class are elected for three years and until the election and qualification of their successors.

Michael R. Ray and Edward M. Stern have been nominated for election as directors for a term of three years each and until their successors have qualified and are elected. The two nominees are presently members of the Board of Directors. Ronald C. Butz, a director with a term expiring at the meeting, has notified the Company that he is not standing for re-election. All other members of the Board of Directors will continue in office until the expiration of their respective terms at the 2008 or 2009 annual meetings of shareholders.

If your vote is properly submitted, it will be voted for the election of the nominees, unless contrary instructions are specified. Each nominee has consented to serve if elected. Although the Board of Directors has no reason to believe that either of the nominees will be unable to serve as a director, should that occur, the persons appointed as proxies in the accompanying proxy card will vote, unless the number of nominees or directors is reduced by the Board of Directors, for such other nominee or nominees as the Nominating Committee of the Board may propose and the Board approves.

Information Regarding Nominees for Election to the Board of Directors:

Michael R. Ray, Director—Mr. Ray was appointed a member of our Board of Directors in May 2005. Mr. Ray founded and has served as President of ThioSolv, LLC since 2001. ThioSolv, LLC is in the business of developing and licensing technology. From 1995 to 2001, Mr. Ray served as Vice President of Business Development for Coastal Catalyst and Chemicals Division. Mr. Ray worked for Coastal Chem, Inc. as President from 1990 to 1995 and Vice President of Corporate Development and Administration from 1986 to 1990. From 1985 to 1986, Mr. Ray served as Vice President of Carbon Dioxide Marketing. Mr. Ray worked for Liquid Carbonic Corporation as Regional Operations Manager from 1981 to 1985 and Plant Manager from 1980 to 1981. Mr. Ray received his Bachelor of Science in Industrial Technology from Western Washington University and his Masters of Business Administration from Houston Baptist University. Mr. Ray previously served as a member of the Board of Directors of Coastal Chem, Inc., Cheyenne LEADS and Wyoming Heritage Society. Mr. Ray also served on Nitrogen Fertilizer Industry Ad Hoc Committee, University of Wyoming EPSCOR Steering Committee and Wyoming Governor’s committee for evaluating state employee compensation.

Edward M. Stern, Director—Mr. Stern was appointed as a member of our Board of Directors in December 2006. Since 2004, Mr. Stern has served as the President and Chief Executive Officer of Neptune Regional Transmission System, LLC, a company which is constructing an undersea electric transmission system that will interconnect Sayreville, New Jersey with Long Island, New York. From 1991 through 2004, Mr. Stern was employed by Enel North America, Inc. (a subsidiary of Enel SpA, an Italian electric utility company) and its predecessor, CHI Energy, Inc., an energy company which owned or operated nearly one hundred power plants in seven countries, specializing in renewable energy technologies including hydroelectric projects and wind farms. While at Enel North America, Inc. and CHI Energy, Inc., Mr. Stern served as General Counsel and, commencing in 1999, as President, Director and Chief Executive Officer. Mr. Stern currently serves on the Board of Directors of Energy Photovoltaics, Inc., a Princeton, NJ based manufacturer of solar energy products and systems and Vertrue Incorporated (Nasdaq: VTRU), a provider of consumer and membership services through affinity marketing and online channels with over 6 million customers enrolled in its programs. Mr. Stern received B.A., J.D. and M.B.A. degrees from Boston University and is a member of the Massachusetts Bar and the Federal Energy Bar.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION
OF THE NOMINEES.

Information Regarding Continuing Directors with Terms Expiring in 2008:

Thomas L. Bury, Director—Mr. Bury was appointed a member of our Board of Directors in November 2004. He was a founding shareholder and served as Chief Financial Officer of Tecta America Corp., a member of the construction industry supplying aggregate building materials, from its organization in 1998 until the completion in September 2000 of its merger that consolidated ten businesses in the construction industry. Since then he has advised investors on business valuations and acquisition strategies. Mr. Bury has over 30 years of experience as a financial officer, including financial disciplines in multi-division companies and development of planning and financial systems. He has extensive knowledge of treasury, banking, acquisitions, divestitures and corporate planning, as well as company and strategy valuation methods. Prior to founding Tecta America Corp., he was Chief Financial Officer of Redland PLC’s aggregate businesses in North America, and had responsibility for its financial functions from 1987 through 1998. From 1972 through 1987, Mr. Bury worked for Fischbach Corporation, primarily serving as Chief Financial Officer of its subsidiary, Natkin & Company, a $500 million nationwide mechanical contractor. He received his Bachelor of Science degree in Business Administration from Bowling Green State University. After serving in the U.S. Army in Vietnam, he received his Masters of Business Administration degree from Syracuse University.

Dennis L. Yakobson, Director and Chairman of the Board—Mr. Yakobson has served as a Director of Rentech and Chairman of the Board since 1983 and is one of the founders. In December 2005, he resigned from his position as Chief Executive Officer and currently serves as a Director. He was employed as Vice President of Administration and Finance of Nova Petroleum Corporation, Denver, Colorado, from 1981 to 1983. From 1979 to 1983, he served as a Director and Secretary of Nova Petroleum Corporation, Denver, Colorado. He resigned from those positions in November 1983 to become a Director and assume the presidency of Rentech. From 1976 to 1981 he served as a Director, Secretary and Treasurer of Power Resources Corporation, Denver, a mineral exploration company, and was employed by it as Vice President-Land. From 1975 to 1976 he was employed by Wyoming Mineral Corporation in Denver as a contract administrator. From 1971 through 1975 he was employed by Martin Marietta Corporation, Denver, as marketing engineer in space systems. From 1969 to 1971 he was employed by Martin Marietta in a similar position. From 1960 to 1969 he was employed by Grumman Aerospace Corporation, his final position with it being contract administrator with responsibility for negotiation of prime contracts with governmental agencies. He is a Director of GTL Energy Pty Ltd., a private company based in Adelaide, Australia. He received a Bachelor of Science degree in Civil Engineering from Cornell University in 1959 and a Masters in Business Administration degree from Adelphi University in 1963.

Information Regarding Continuing Directors with Terms Expiring in 2009:

D. Hunt Ramsbottom, Chief Executive Officer, President and Director—Mr. Ramsbottom was appointed President and director of Rentech in September 2005 and Chief Executive Officer in December 2005. Mr. Ramsbottom had been serving as a consultant to Rentech since August 2005 under the terms of a Management Consulting Agreement Rentech entered into with Management Resource Center, Inc. Mr. Ramsbottom has over 25 years of experience building and managing growth companies. Prior to accepting his position at Rentech, Mr. Ramsbottom held various key management positions including: Principal and Managing Director of Circle Funding Group LLC, from 2004 to 2005; Chief Executive Officer and Chairman of M2 Automotive, Inc., from 1997 to 2004; and Chief Executive Officer of Thompson PBE (NASDAQ: THOM), from 1989 to 1997, which was acquired by FinishMaster, Inc. in 1997. On April 17, 2005, M2 Automotive, Inc. completed an assignment for the benefit of its creditors pursuant to a state law insolvency proceeding. Mr. Ramsbottom holds a Bachelor of Science degree from Plymouth State College.

Erich W. Tiepel, Director—Dr. Tiepel has served as a director of Rentech since 1983. Dr. Tiepel has 23 years of experience in all phases of process design and development, plant management and operations for chemical processing plants. Since 2005 Dr. Tiepel has been a principal of the environmental engineering company Golder Associates. From 1982 to 2005, Dr. Tiepel was a principal owner, president and director of Resource Technologies Group, Inc. (RTG), a privately owned company he founded. RTG is a high technology consulting organization specializing in process engineering, water treatment, hazardous waste remediation, and regulatory affairs. From 1977 to 1981 he was project manager for Wyoming Mineral Corporation, a subsidiary of Westinghouse Electric Corp., Lakewood, Colorado, where his responsibilities included management of the design, contraction and operation of ground water treatment systems for ground water cleanup programs. From 1971 to 1976 he was a principal project engineer for process research for Westinghouse Research Labs. From 1967 to 1971, he was a trainee of the National Science Foundation at the University of Florida in Gainesville, Florida. He obtained a Bachelor of Science degree in Chemical Engineering from the University of Cincinnati in 1967, and a Ph.D. in Chemical Engineering from the University of Florida in 1971.

Halbert S. Washburn, Director—Mr. Washburn was appointed as a director of Rentech in December 2005. Mr. Washburn has over 20 years of experience in the energy industry. Mr. Washburn has been the Co-Chief Executive Officer and a Director of BreitBurn GP, LLC, the general partner of BreitBurn Energy Partners L.P. (NASDAQ: BBEP), since March 2006. He is also the co-founder and has been the Co-Chief Executive Officer of BreitBurn Energy Company LP, the predecessor to BreitBurn Energy Partners L.P., and its predecessors since 1988. Mr. Washburn is responsible for BreitBurn’s oil and gas operations and co-manages BreitBurn’s acquisition and capital formation activities. Mr. Washburn currently serves on the Executive Committee of the Board of Directors of the California Independent Petroleum Association. He also served as Chairman of the Stanford University Petroleum Investments Committee and as Secretary and Chairman of the Wildcat Committee. Mr. Washburn holds a Bachelor of Science degree in Petroleum Engineering from Stanford University.

Executive Officers

Information concerning the business experience of Mr. Ramsbottom, who serves as President and Chief Executive Officer, is provided under “Information Regarding Directors with Terms Expiring in 2009.”

Douglas M. Miller, Chief Operating Officer and Executive Vice President—Mr. Miller has served as Chief Operating Officer and Executive Vice President of Rentech since January 2006. Mr. Miller was employed by Unocal Corporation since 1991 through its acquisition by Chevron Corporation in October 2005, and for more than five years prior to the acquisition, served as Vice President, Corporate Development.

I. Merrick Kerr, Chief Financial Officer and Executive Vice President—Mr. Kerr was appointed our Chief Financial Officer, Executive Vice President and Treasurer in May 2006. Mr. Kerr was employed by Scottish Power PLC from 1992 through October 2005 where he progressed through the company in both financial and commercial roles, culminating in his appointment as Chief Financial Officer of PPM Energy, a non-utility subsidiary of Scottish Power based in Portland, Oregon, in 2001. Mr. Kerr has a bachelor’s degree in accountancy and economics from the University of Edinburgh and is a member of the Institute of Chartered Accountants of Scotland.

Richard T. Penning, Executive Vice President, Commercial Affairs—Mr. Penning was appointed Executive Vice President, Commercial Affairs of Rentech in January 2007. Mr. Penning had served as a consultant to Rentech beginning in August 2006. Mr. Penning has over 30 years of business experience in the oil and chemical industries. Mr. Penning worked for 28 years with UOP, LLC until its acquisition by Honeywell, having held various management positions including: Vice President and General Manager of Ventures and Business Development from 2004 to 2005; and Vice President, Six Sigma and Supply Chain from 2002 until 2004. Previously he held leadership roles in the catalyst and marketing areas of UOP, LLC.

Mr. Penning obtained a Bachelor of Science degree in Chemical Engineering from Case Western Reserve University and a Master of Business Administration degree from the University of Chicago Graduate School of Business.

Richard O. Sheppard, Senior Vice President, Project Development—Mr. Sheppard joined Rentech in January 1998 as Director of Sales and Marketing of our Rentech Process, served as President of Rentech Development Corporation from April 2004 to March 2006, and was appointed Senior Vice President, Project Development on December 15, 2005. Prior to joining Rentech, he was engaged in the project development of independent electrical power plants ranging in size from 25 megawatts to 250 megawatts in the United States, South America, and Central America. He held positions as Vice President Development with Flatiron Constructors from 1996 to 1999, Wellhead Electric Co. from 1992 to 1996, and Ultrasystems Power Corporation and Engineers from 1988 to 1992. Previous employers were Kaiser Power Corporation from 1983 to 1988, and Merck Chemical (Calgon) International from 1974 to 1983. Mr. Sheppard was a Lieutenant in the United States Navy from 1969 to 1974. He obtained a Bachelor of Science degree in Chemical Engineering from the University of Idaho in 1969 and earned a Master of Business Administration degree in Finance and Marketing from St. Mary College, California, in 1980.

Geoffrey S. Flagg, Chief Accounting Officer—Mr. Flagg was appointed Chief Accounting Officer of Rentech in January 2006. Mr. Flagg served as our Chief Financial Officer from January 2004 to January 2006. Mr. Flagg has been involved in auditing and accounting of publicly traded companies since 1996. From September 1996 through June 2000, he was an Audit Associate at the national accounting firm of BDO Seidman, L.L.P. While there, he was responsible for planning, performing and managing financial statement audits for a variety of public and private companies, including our annual audit and quarterly reviews. From June 2000 through January 2001, he was the controller of Wholetree.com, a software development company. From January 2001 through December 2003, Mr. Flagg served as our corporate controller. He received a Bachelor of Science degree in Accounting from the University of Colorado at Denver in 1996.

Colin M. Morris, Vice President, General Counsel and Secretary—Mr. Morris has served as the Vice President, General Counsel and Secretary of Rentech since June 2006. Mr. Morris practiced Corporate and Securities Law at the Los Angeles office of Latham & Watkins LLP from June 2004 to May 2006. From September 2000 to May 2004 Mr. Morris practiced Corporate and Securities Law in the Silicon Valley office of Wilson, Sonsini, Goodrich and Rosati. Prior to that Mr. Morris practiced Corporate and Securities Law in the Silicon Valley office of Pillsbury Winthrop Shaw Pittman LLP. Mr. Morris received an A.B. degree in Government from Georgetown University and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of Rentech’s common stock as of January 15, 2007 by (i) all persons who own of record or are known to Rentech to beneficially own more than 5% of the issued and outstanding shares of Rentech’s common stock and (ii) each director and named executive officer and by all executive officers and directors as a group:

Directors and Executive Officers(1)(2)	Amount and Nature of Beneficial Ownership(3)	Percent of Class
Thomas L. Bury	90,000	*
Ronald C. Butz(4)	1,284,036	*
Geoffrey S. Flagg	135,600	*
I. Merrick Kerr	—	*
Douglas M. Miller	125,000	*
Colin M. Morris	—	*
Richard T. Penning	—	*
D. Hunt Ramsbottom(5)(6)	2,161,540	1.5%
Michael F. Ray(7)	251,075	*
Richard O. Sheppard	273,333	*
Edward M. Stern	30,000	*
Erich W. Tiepel	654,725	*
Halbert S. Washburn	29,000	*
Dennis L. Yakobson	1,322,114	*
All Directors and Executive Officers as a Group (14 persons)	6,356,423	4.5%

Beneficial Owners of More than 5%	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(8)	17,591,248	12.4%
C. David Callaham(9)	9,933,568	7.0%
Merrill Lynch & Co., Inc. (On behalf of Merrill Lynch Investment Managers)(10)	14,479,000	10.2%
Wellington Management Company, LLP(11)	13,776,400	9.7%

*                    Less than 1%.

  (1)    Except as otherwise noted and subject to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer is c/o Rentech, Inc., 10877 Wilshire Blvd., Suite 710, Los Angeles, CA 90024.

  (2)    If a person has the right to acquire shares of common stock subject to options and other convertible securities within 60 days of January 15, 2007, then such shares are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The following shares of common stock subject to stock options, warrants, restricted stock units and convertible promissory notes may be acquired within 60 days of January 15, 2007 and are included in the table above:

•                    Thomas L. Bury—80,000 under options;

•                    Ronald C. Butz—320,000 under options and 102,837 under convertible promissory notes;

•                    Geoffrey S. Flagg—125,000 under options;

•                    Douglas M. Miller—125,000 under restricted stock units;

•                    D. Hunt Ramsbottom—2,082,500 under warrants;

•                    Michael F. Ray—40,000 under options and 82,248 under warrants;

•                    Richard O. Sheppard—150,000 under options and 78,333 under restricted stock units;

•                    Edward M. Stern—20,000 under options;

•                    Erich W. Tiepel—140,000 under options;

•                    Halbert S. Washburn—20,000 under options; and

•                    Dennis L. Yakobson—510,000 under options and 152,860 under convertible promissory notes.

  (3)    Information with respect to beneficial ownership is based upon information furnished by each shareholder or contained in filings with the Securities and Exchange Commission.

  (4)    Includes 295,000 shares owned by Mr. Butz’s spouse as to which Mr. Butz disclaims beneficial ownership.

  (5)    Includes a warrant held by East Cliff Advisors, LLC for 2,082,500 shares which have vested and excludes a warrant held by East Cliff Advisors, LLC for 787,500 shares which will vest when Rentech’s stock price reaches $5.25 or higher for twelve consecutive trading days. Mr. Ramsbottom is the managing member and has sole investment and voting power in East Cliff Advisors, LLC. Mr. Ramsbottom disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

  (6)    Includes 3,000 shares held for the benefit of Mr. Ramsbottom’s children as to which Mr. Ramsbottom disclaims beneficial ownership.

  (7)    Includes 7,500 shares held by Mr. Ray’s spouse’s IRA as to which Mr. Ray disclaims beneficial ownership.

  (8)    Based solely on information in a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 13, 2007. BlackRock reports that it has the shared power to vote or to direct the vote of, and the shared power to dispose of or to direct the disposition of, all 17,591,248 shares beneficially owned by it. According to the Schedule 13G, BlackRock is an investment adviser under Section 203 of the Investment Advisers Act and is a parent holding company for a number of investment management subsidiaries. BlackRock reports that the shares beneficially owned by it are held by the following investment advisors and subsidiaries of BlackRock:  BlackRock Advisors LLC, BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd and BlackRock Investment Management (UK) Ltd. BlackRock’s principal business office address is 40 East 52nd Street, New York, New York 10022.

  (9)    Mr. Callaham’s address is 10804 N.E. Highway 99, Vancouver, Washington 98686. The number of shares reported to be beneficially owned by Mr. Callaham is based on information provided by Mr. Callaham to Rentech and includes 706,358 shares underlying warrants.

(10)   Based solely on information in a Schedule 13G filed by Merrill Lynch & Co., Inc. (“ML&Co.”) (on behalf of Merrill Lynch Investment Managers (“MLIM”)) with the SEC on May 10, 2006. ML&Co. reports that it has the shared power to vote or to direct the vote of, and the shared power to dispose of or to direct the disposition of, all 14,479,000 shares beneficially owned by it. According to the Schedule 13G, ML&Co. is an investment adviser under Section 203 of the Investment Advisers Act and is a parent holding company. MLIM reports that it is an operating division of ML&Co.’s indirectly-owned asset management subsidiaries. According to the Schedule 13G, certain of the shares beneficially owned by ML&Co. are held by the following asset management subsidiaries of ML&Co.:

Merrill Lynch Investment Managers Ltd and Fund Asset Management, L.P. ML&Co.’s principal business office address is 1331 17th Street, Suite 720, Denver, Colorado 80202.

(11)   Based solely on information in a Schedule 13G/A filed by Wellington Management Company, LLP (“Wellington”) with the SEC on September 11, 2006. Wellington reports that, of the shares it beneficially owns, it has the shared power to vote or to direct the vote of  7,272,600 of such shares, and the shared power to dispose of or to direct the disposition of, all 13,776,400 shares. According to the Schedule 13G/A, Wellington is an investment adviser under Section 203 of the Investment Advisers Act. Wellington reports that the shares beneficially owned by it are owned of record by clients of Wellington, and that those clients have the right to receive, or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. According to the Schedule 13G/A, no client is known to have such right or power with respect to more than five percent of the shares beneficially owned by Wellington. Wellington’s principal business office address is 75 State Street, Boston, Massachusetts 02109.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Rentech’s executive officers and directors, and persons who own more than ten percent of a registered class of Rentech’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Insiders are required by SEC regulations to furnish Rentech with copies of all Section 16(a) forms they file. To Rentech’s knowledge, based solely on its review of the copies of such reports furnished to Rentech or written representations from certain Insiders that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, during our fiscal year ending September 30, 2006, the Insiders complied with all such filing requirements, except as follows: Ronald C. Butz reported late a sale of stock under a 10b5-1 plan in March 2006 and the acquisition of a convertible promissory note in September 2006; Dennis L. Yakobson reported late gifts of stock and the acquisition of a convertible promissory note in September 2006; Richard O. Sheppard reported late the acquisition of an unvested restricted stock unit in March 2006; and our nonemployee directors reported late the acquisition of unvested stock options in April 2006.

Meetings and Committees of the Board of Directors

The Board of Directors held 12 meetings during the fiscal year ended September 30, 2006. Actions were also taken during the year by the unanimous written consent of the directors. Each of our directors attended at least 75% of the meetings of the Board of Directors held during the period for which he has been a director or of the meetings of committees of the Board of Directors on which he served during the period that he served. Each director attended the annual meeting of shareholders held in 2006 and is reimbursed for his expenses incurred in attending meetings.

The Board of Directors has three standing committees, an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has determined that the members of our Board of Directors, other than Mr. Ramsbottom, are “independent” within the meaning of the listing standards of the American Stock Exchange, including each member of our Audit Committee, Compensation Committee and Nominating Committee. The Board of Directors has also determined that each member of the Audit Committee is “independent” within the meaning of the rules of the Securities and Exchange Commission.

The charters of our Audit Committee and Nominating Committee are available on the Corporate Governance section of our website at http://www.rentechinc.com. The Board of Directors regularly reviews developments in corporate governance and modifies these policies and charters as warranted. Modifications are reflected on our website at the address previously given. Information contained on our website is not incorporated into and does not constitute a part of this proxy statement. Our website address referenced above is intended to be an inactive textural reference only and not an active hyperlink to the website.

The Audit Committee of the Board of Directors has been delegated responsibility for reviewing with the independent auditors the plans and results of the audit engagement; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors’ fees; and recommending the engagement of the auditors to the full Board of Directors. The Audit Committee currently consists of Mr. Bury, Mr. Washburn and Dr. Tiepel. The Board of Directors has determined that a member of the Audit Committee of the Board of Directors, Thomas L. Bury, qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. During fiscal 2006, the Audit Committee met four times.

The Compensation Committee is currently comprised of Mr. Michael F. Ray, Mr. Halbert S. Washburn and Dr. Erich W. Tiepel. None of them is or has been an employee of Rentech. The Compensation Committee reviews and approves executive officer compensation and stock option grants, administers Rentech’s stock option plans and establishes compensation philosophy for executive officers. The committee met five times during the last fiscal year. Actions were also taken during the year by the unanimous written consent of the members of the committee.

The Nominating Committee currently consists of Mr. Bury, Mr. Ray and Mr. Washburn. The primary duty of the Committee is to make recommendations to the Board of Directors regarding recruitment of new directors and re-election of incumbent directors. The committee met two times during fiscal year 2006.

Executive Compensation

Compensation

The following tables and accompanying notes show the compensation paid by us or any of our subsidiaries during the fiscal years indicated, to our chief executive officer and our four most highly compensated executive officers other than the chief executive officer.

Summary Compensation Table

					Long-Term Compensation Awards		Payouts
					Restricted	Securities		(10)
	Annual Compensation			Other Annual	Stock	Underlying	LTIP	All Other
Name and		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)
D. Hunt Ramsbottom	2006	$342,917	$444,000	—	$2,227,500	250,000	—
Chief Executive	2005	—	—	—	—	—	—	—
Officer(1)	2004	—	—	—	—	—	—
Dennis L. Yakobson	2006	$109,490	—	—	$40,200	15,000	—	—
Former Chief	2005	$263,798	—	$23,012	—	645,000	—	$901,086
Executive	2004	$256,497	—	$24,650	—	25,000	—	—
Officer(2)(3)(4)
Douglas M. Miller	2006	$209,231	$146,250	—	$1,856,250	130,000	—	—
Chief Operating	2005	—	—	—	—	—	—	—
Officer(5)	2004	—	—	—	—	—	—	—
Richard O. Sheppard	2006	$192,708	$120,000	—	$940,000	50,000	—	—
Senior Vice	2005	$156,825	—	$16,025	—	35,000	—	—
President—Project	2004	$129,150	—	$14,961	—	65,000	—	—
Development(6)(7)
Geoffrey S. Flagg	2006	$163,600	$74,160	—	—	70,000	—	—
Chief Accounting	2005	$154,125	—	$15,498	—	50,000	—	—
Officer(8)	2004	$127,417	—	$13,519	—	65,000	—	—
I. Merrick Kerr	2006	$100,394	$129,375	—	$1,462,500	75,000	—	—
Chief Financial	2005	—	—	—	—	—	—	—
Officer(9)	2004	—	—	—	—	—	—	—

        (1)  Pursuant to an employment agreement with D. Hunt Ramsbottom, the Company granted Mr. Ramsbottom 450,000 restricted stock units (“RSUs”) that may be settled in shares of common stock of the Company. These RSUs will vest over a three-year period such that one-third will vest on each of Mr. Ramsbottom’s one year, two year and three year anniversary dates of his vesting commencement date of December 15, 2005. If Mr. Ramsbottom is terminated without cause, ends his employment for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to accelerate the vesting of a portion of the restricted stock unit grant. In the event of a change in control, the full restricted stock unit grant will vest. The Company determined the grant date fair value of the RSUs to be $2,227,500.

        (2)  Of the salary amounts, $0, $9,380 and $5,903, were non-funded deferred compensation as of September 30, 2006, 2005, and 2004, respectively, with a balance of non-funded deferred compensation as of September 30, 2006, 2005 and 2004 of $0, $196,358 and $244,455, respectively. Of the salary amounts, $0, $0 and $65,468 were non-funded notes payable to a related party with a balance of $84,792, $80,518 and $74,819 as of September 30, 2006, 2005 and 2004, respectively, including accrued interest. Mr. Yakobson’s salary amount for fiscal 2006 reflects compensation earned and does not reflect the remaining payments pursuant to the retirement package dated September 30, 2005 which will end in fiscal year ended September 30, 2007. Of the other annual compensation amounts, for the years ended September 30, 2005 and 2004, respectively, $9,000 and $9,000 were for an auto allowance, $6,699 and $8,450 were for reimbursed medical expenses and $7,313 and $7,200 were for employer 401(k) match.The other annual compensation amounts, including perquisites and other personal benefits, did not exceed the reporting threshold (the lesser of $50,000 or 10% annual salary and bonus) for the year ended September 30, 2006. Of the $901,086 of accrued compensation expenses made pursuant to Mr. Yakobson’s retirement package, the following amounts were paid in fiscal 2006: $66,386 in lieu of certain benefits and bonus opportunities that would have accrued under his employment agreement and $132,772 related to his severance pay.In addition, he was paid $90,000 in fiscal 2006 related to his consulting agreement.

        (3)  Mr. Yakobson retired from his position as Chief Executive Officer effective December 15, 2005. Mr. Yakobson remained as an employee in a non-executive officer capacity through December 31, 2005. From January 1, 2006 through the end of fiscal year 2006, Mr. Yakobson was paid $10,000 per month according to the terms of his consulting agreement which is reflected in “All Other Compensation.”

        (4)  On April 13, 2006, the Company’s Board of Directors granted a total of 12,000 restricted stock units that are to be settled in shares of common stock of the Company to Mr. Yakobson as part of a board compensation package approved on April 13, 2006. The RSUs vest in four equal increments on the last day of each fiscal quarter following the grant date. The Company determined the grant date fair value of the RSUs to be $40,200.

        (5)  Pursuant to an employment agreement with Douglas M. Miller, the Company granted Mr. Miller 375,000 RSUs that may be settled in shares of common stock of the Company. These RSUs will vest over a three-year period such that one-third will vest on each of Mr. Miller’s one year, two year and three year anniversary dates of his vesting commencement date of January 20, 2006. If Mr. Miller is terminated without cause, ends his employment for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to accelerate the vesting of a portion of the restricted stock unit grant. In the event of a change in control, the full restricted stock unit grant will vest. The Company determined the grant date fair value of the RSUs to be $1,856,250.

        (6)  Pursuant to an employment agreement with Richard Sheppard, the Company granted Mr. Sheppard 235,000 RSUs that may be settled in shares of common stock of the Company. These RSUs will vest over a three-year period such that one-third will vest on each of Mr. Sheppard’s one year, two year and three year anniversary dates of his vesting commencement date of March 1, 2006. If Mr. Sheppard is terminated without cause, ends his employment for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to accelerate the vesting of a portion of the restricted stock unit grant. In the event of a change in control, the full restricted stock unit grant will vest. The Company determined the grant date fair value of the RSUs to be $940,000.

        (7)  Of the other annual compensation amounts, for the years ended September 30, 2005 and 2004, respectively, $9,000 and $9,000 was for an auto allowance, $0, and $0 were for reimbursed medical expenses and  $7,025, and $5,961 were for employer 401(k) match. The other annual compensation amounts, including perquisites and other personal benefits, did not exceed the reporting threshold (the lesser of $50,000 or 10% annual salary and bonus) for the year ended September 30, 2006.

        (8)  Of the other annual compensation amounts, for the years ended September 30, 2005 and 2004, respectively, $9,000 and $7,450 was for an auto allowance and $6,498, and $6,069 were for employer 401(k) match. The other annual compensation amounts, including perquisites and other personal benefits, did not exceed the reporting threshold (the lesser of $50,000 or 10% annual salary and bonus) for the year ended September 30, 2006.

        (9)  Pursuant to an employment agreement with I. Merrick Kerr, the Company granted Mr. Kerr 325,000 RSUs that may be settled in shares of common stock of the Company. These RSUs will vest over a three-year period such that one-third will vest on each of Mr. Kerr’s one year, two year and three year anniversary dates of his vesting commencement date of May 15, 2006. If Mr. Kerr is terminated without cause, ends his employment for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to accelerate the vesting of a portion of the restricted stock unit grant. In the event of a change in control, the full restricted stock unit grant will vest. The Company determined the grant date fair value of the RSUs to be $1,462,500.

  (10)  Refer to the section of this Amendment captioned, “Certain Relationships and Related Party Transactions,” for details of these amounts.

Option/SAR Grants

The following table sets forth information with respect to the named executives concerning the grant of stock options and/or limited SARs during the last fiscal year. All the options were granted at the fair market value on the date of grant as determined by the Board of Directors.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees	Exercise or		Grant Date Value
	Granted	in	Base Price	Expiration	Grant Date
Name	(#)	Fiscal Year	($/Sh)	Date	Present Value(3)
D. Hunt Ramsbottom(1)	250,000	16.2%	$4.15	07/13/2016	$613,512
Dennis L. Yakobson(2)	15,000	1.0%	$3.35	04/12/2012	$22,345
Douglas M. Miller(1)	130,000	8.4%	$4.15	07/13/2016	$319,026
Richard O. Sheppard(1)	50,000	3.2%	$4.15	07/13/2016	$122,702
Geoffrey S. Flagg (1)	70,000	4.5%	$4.15	07/13/2016	$171,783
I. Merrick Kerr (1)	75,000	4.9%	$4.15	07/13/2016	$184,053

(1)          The options vest over a three-year period such that one-third will vest on each one year, two year and three year anniversary of the date of grant.

(2)          The options vest one year from the grant date.

(3)          Calculated using the Black-Scholes Option Pricing model with the following assumptions used for grants in 2006: dividend yield of 0 percent; expected volatility of 58 to 61 percent; risk free interest rates of 4.90 to 5.03 percent; and expected lives of 3.0 to 6.5 years.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth information with respect to the named executive officers, concerning the exercise of options and SARs during the last fiscal year and unexercised options and SARs held as of the end of the last fiscal year.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End Exercisable/Unexercisable (#)	(1) Value of Unexercised In-the-Money Options/SARs at FY-End Exercisable/Unexercisable ($)
D. Hunt Ramsbotton	—	—	— / 25,000	— / $120,000
Dennis L. Yakobson	220,000	$338,600	570,000 /15,000	$1,197,000 /$19,200
Douglas M. Miller	—	—	— / 13,000	— /$62,400
Richard O. Sheppard	10,000	$31,500	150,000 /50,000	$548,750 /$24,000
Geoffrey S. Flagg	10,000	$32,000	125,000 / 70,000	$445,500 /$33,600
I. Merrick Kerr	—	—	— / 75,000	— /$36,000

(1)          Computed based upon the difference between the stock option exercise prices and $4.63, the closing price of Rentech’s common stock on September 30, 2006.

Equity Compensation Plan Information

The following table provides information as of September 30, 2006 with respect to our compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,521,000	$2.22	1,807,000
Equity compensation plans not approved by security holders	4,820,274	$1.39	—
Total	9,341,274	$1.80	1,807,000

The equity securities issued as compensation under shareholder approved compensation plans consist of stock options and restricted stock units. The equity securities issued as compensation without shareholder approval consist of stock options, stock purchase warrants and restricted stock units. The stock options and stock purchase warrants have exercise prices equal to the fair market value of our common stock, as reported by the American Stock Exchange or the Nasdaq Bulletin Board, as of the date the securities were granted. The options and warrants may be exercised for a term ranging from five to ten years after the date they were granted. For a narrative description of the material terms of the equity compensation plans and other compensation arrangements summarized in the above table, please see the section entitled “Accounting for Stock Based Compensation” in note 15 to our consolidated financial statements included in our annual report on 10-K for the fiscal year ended September 30, 2006.

Director Compensation

Directors who are employees of Rentech are not paid fees for their services. Effective April 2006, the compensation plan for nonemployee directors provides for an annual retainer of $20,000 to be paid quarterly to each outside director. Additional cash compensation is provided for participation in committees of the Board, up to a maximum of $15,000 per year for all committee work. The Chairman of the Board and the Chairman of the Audit Committee receive $15,000 per year; the Chairman of the Compensation and the Chairman of the Nominating Committee receive $7,500 per year; and regular committee members receive $4,000 per year. Directors are reimbursed for reasonable out-of-pocket expenses incurred in their capacity as directors. No additional cash fees are paid to directors for attendance at Board or committee meetings.

Each new nonemployee member of the Board shall be granted a five-year, fully-vested option to purchase 20,000 shares of the Company’s common stock at the fair market value of the Company’s common stock on the date of grant, as determined in accordance with the Company’s 2006 Incentive Award Plan (the “Incentive Plan”). Each outside director serving immediately following the Company’s annual meeting of shareholders shall also be granted the number of shares of restricted Company common stock obtained by dividing $40,000 by the fair market value of the Company’s common stock on the date of grant, as determined in accordance with the Incentive Plan, rounded up to the nearest 100 shares. The restricted stock awards will vest in four equal installments on the last day of each of the Company’s first four fiscal quarters following the date of grant, subject to the director’s continued Board service through each such date. Each nonemployee director serving immediately following the Company’s annual meeting of shareholders shall also be granted a stock option with a six-year term to purchase 15,000 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, determined in accordance with the Incentive Plan. The stock option will vest in a single installment on the one year anniversary of the date of grant, subject to the director’s continued Board service through such date.

Prior to April 2006, nonemployee directors were granted shares of Rentech’s common stock as payment during the last fiscal year, at the rate of 40,000 shares each for a year of service as a director. In addition, from December 2005 to April 2006, the Company paid each nonemployee director $1,000 for attending each physical meeting of the Board of Directors and $500 for attending each meeting of the Board of Directors held by conference call.

Employment Contracts

Executive officers generally are elected at the annual director meeting immediately following the annual shareholder meeting. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board whenever in its judgment our best interests will be served thereby, without prejudice to contractual rights, if any, of the person so removed.

We have entered into employment agreements with certain of our named executive officers including, Messrs. Ramsbottom, Miller, Sheppard and Kerr, which are described below. In addition, on September 30, 2005 we entered into a retirement arrangement with Mr. Yakobson (see “Certain Relationships and Related Party Transactions”).

On January 20, 2006, we entered into an employment agreement with D. Hunt Ramsbottom to serve as the Chief Executive Officer and President of Rentech. The term of the employment agreement is for three years from December 15, 2005, subject to automatic renewal unless we or Mr. Ramsbottom give prior notice. The agreement provides for base compensation of $370,000 per year, subject to annual cost of living adjustments, provides Mr. Ramsbottom with the opportunity to earn an annual cash bonus, and provides for his participation in our standard benefit programs and the reimbursement of specified expenses. Also in connection with the agreement, we agreed to grant Mr. Ramsbottom 450,000 restricted stock units that are to be settled in shares of common stock of Rentech. These restricted stock units will vest over a three-year period such that one-third will vest on each of Mr. Ramsbottom’s one year, two year and three year anniversary dates of his vesting commencement date of December 15, 2005, subject to partial or complete acceleration under certain circumstances, including termination without cause, termination for good reason or upon a change in control (in each case as defined in the agreement). If Mr. Ramsbottom is terminated without cause, terminates for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to pay Mr. Ramsbottom severance including base salary continuation for 24-months, a target bonus for the year of termination equal to his then-applicable base salary, continuation of his health care benefits, and acceleration of the vesting of a portion of the restricted stock unit grant. If a termination entitling Mr. Ramsbottom to severance occurs during the period of three months prior and two years after a change in control, the severance payment will be made in a lump sum, the bonus component will be increased to the extent the most recent prior actual annual bonus earned by Mr. Ramsbottom exceeded his then applicable annual base salary. Upon a change of control the full restricted stock unit grant will vest. In addition, in the event any federal excise tax is payable with respect to any payment due to Mr. Ramsbottom upon a change in control, we have agreed to pay such excise tax, including a grossup payment. Subject to the severance obligations contained in the agreement, we may terminate Mr. Ramsbottom’s employment at any time. Mr. Ramsbottom also executed a corporate confidentiality and proprietary rights agreement.

On January 20, 2006, we entered into an employment agreement with Douglas M. Miller to serve as the Chief Operating Officer and an Executive Vice President of Rentech. The term of the employment agreement is for three years from January 20, 2006, subject to automatic renewal unless we or Mr. Miller give prior notice. The agreement provides for base compensation of $300,000 per year, subject to annual cost of living adjustments, provides Mr. Miller with the opportunity to earn an annual cash bonus, and provides for his participation in our standard benefit programs and the reimbursement of specified expenses. Also in connection with the agreement, we agreed to grant Mr. Miller 375,000 restricted stock units that are to be settled in shares of common stock of Rentech. These restricted stock units will vest over a three-year period such that one-third will vest on each of Mr. Miller’s one year, two year and three year anniversary dates of his vesting commencement date of January 20, 2006, subject to partial or complete acceleration under certain circumstances, including termination without cause, termination for good reason or upon a change in control (in each case as defined in the agreement). If Mr. Miller is terminated without cause, terminates for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to pay Mr. Miller severance including base salary continuation for 12-months, a target bonus for the year of termination equal to his then-applicable base salary, continuation of his health care benefits, and acceleration of the vesting of a portion of the restricted stock unit grant. If a termination entitling Mr. Miller to severance occurs during the period of three months prior and two years after a change in control, the severance payment will be made in a lump sum, the bonus component will be increased to the extent the most recent prior actual annual bonus earned by Mr. Miller exceeded his then applicable annual base salary. Upon a change of control the full restricted stock unit grant will vest. In addition, in the event any federal excise tax is payable with respect to any payment due to Mr. Miller upon a change in control, we have agreed to pay such excise tax, including a gross-up payment. Subject to the severance obligations contained in the agreement, we may terminate Mr. Miller’s employment at any time. Mr. Miller also executed a corporate confidentiality and proprietary rights agreement.

We entered into an employment agreement dated March 1, 2006 with Richard O. Sheppard to serve as Senior Vice President, Project Development of Rentech. The term of the employment agreement is for three years from March 1, 2006, subject to automatic renewal unless we or Mr. Sheppard give prior notice. The agreement provides for base compensation of $200,000 per year, subject to annual cost of living adjustments, provides Mr. Sheppard with the opportunity to earn an annual cash bonus, and provides for his participation in our standard benefit programs and the reimbursement of reasonable business expenses. Also in connection with the agreement, we agreed to grant Mr. Sheppard 235,000 restricted stock units that are to be settled in shares of common stock of Rentech. These restricted stock units will vest over a three-year period such that one-third will vest on each of Mr. Sheppard’s one year, two year and three year anniversary dates of his vesting commencement date of March 1, 2006, subject to partial or complete acceleration under certain circumstances, including termination without cause, termination for good reason or upon a change in control (in each case as defined in the agreement). If Mr. Sheppard is terminated without cause, terminates for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to pay Mr. Sheppard severance including base salary continuation for 12-months, a target bonus for the year of termination equal to his then-applicable base salary, continuation of his health care benefits, and acceleration of the vesting of a portion of the restricted stock unit grant. If a termination entitling Mr. Sheppard to severance occurs during the period of three months prior and two years after a change in control, the severance payment will be made in a lump sum, the bonus component will be increased to the extent the most recent prior actual annual bonus earned by Mr. Sheppard exceeded his then applicable annual base salary. Upon a change of control the full restricted stock unit grant will vest. In addition, in the event any federal excise tax is payable with respect to any payment due to Mr. Sheppard upon a change in control, we have agreed to pay such excise tax, including a gross-up payment. Subject to the severance obligations contained in the agreement, we may terminate Mr. Sheppard’s employment at any time. Mr. Sheppard has also executed a corporate confidentiality and proprietary rights agreement.

On May 11, 2006, we entered into an employment agreement dated May 15, 2006 with I. Merrick Kerr to serve as Chief Financial Officer and Executive Vice President of Rentech. The term of the employment agreement is for three years from May 15, 2006, subject to automatic renewal unless we or Mr. Kerr give prior notice. The agreement provides for base compensation of $265,000 per year, subject to annual cost of living adjustments, provides Mr. Kerr with the opportunity to earn an annual cash bonus, and provides for his participation in our standard benefit programs and the reimbursement of reasonable business expenses. Also in connection with the agreement, we agreed to pay Mr. Kerr a one-time commencement payment of $30,000 payable within 30 days of May 15, 2006, and to grant Mr. Kerr 325,000 restricted stock units that are to be settled in shares of common stock of Rentech. These restricted stock units will vest over a three-year period such that one-third will vest on each of Mr. Kerr’s one year, two year and three year anniversary dates of his vesting commencement date of May 15, 2006, subject to partial or complete acceleration under certain circumstances, including termination without cause, termination for good reason or upon a change in control (in each case as defined in the agreement). If Mr. Kerr is terminated without cause, terminates for good reason or we fail to offer to renew this agreement on competitive terms, we will be obligated to pay Mr. Kerr severance including base salary continuation for 12-months, a target bonus for the year of termination equal to his then-applicable base salary, continuation of his health care benefits, and acceleration of the vesting of a portion of the restricted stock unit grant. If a termination entitling Mr. Kerr to severance occurs during the period of three months prior and two years after a change in control, the severance payment will be made in a lump sum, the bonus component will be increased to the extent the most recent prior actual annual bonus earned by Mr. Kerr exceeded his then applicable annual base salary. Upon a change of control the full restricted stock unit grant will vest. In addition, in the event any federal excise tax is payable with respect to any payment due to Mr. Kerr upon a change in control, we have agreed to pay such excise tax, including a gross-up payment. Subject to the severance obligations contained in the agreement, we may terminate Mr. Kerr’s employment at any time. Mr. Kerr has also executed a corporate confidentiality and proprietary rights agreement.

401(k) Plan

We have a 401(k) plan. Employees who are at least 21 years of age are eligible to participate in the plan and share in the employer matching contribution. The employer is currently matching 75% of the first 6% of the participant’s salary deferrals. All participants who have completed 1,000 hours of service and who are employed on the last day of the plan year are eligible to share in the non-matching employer contributions. Employer matching and non-matching contributions vest immediately in years in which the plan is not top-heavy. During years in which the plan is top-heavy, employer matching and non-matching contributions vest 100% after three years of service. We contributed $347,547, $183,244 and $143,963 to the plan for the years ended September 30, 2006, 2005, and 2004.

Compensation Committee Report On Executive Compensation

The Committee has furnished the following report on executive compensation.

The Compensation Committee was composed of at least two non-employee, independent directors of Rentech during the 2006 fiscal year. Mr. Washburn was appointed to the Compensation Committee effective January 24, 2006. The Compensation Committee’s primary function is to review and recommend salary levels, bonus plans, and stock option grants to executive officers.

The overall intent for executive compensation is to establish levels of compensation that are adequate to encourage high levels of individual performance for the benefit of Rentech, and that are sufficiently competitive to attract and retain executives with the skills and experience appropriate for the success of Rentech. The principal components of executive compensation include cash salaries and stock options. The Compensation Committee considers job performance, responsibilities, experience, contribution to Rentech’s objectives, the goal of achieving positive earnings, and internal pay equity among the executive officers and employees in general. These factors are considered subjectively in the aggregate, and none of the factors is accorded a specific weight.

The compensation of the Chief Executive Officer is based on the responsibilities that the position requires, the nature of the position, the expertise of that employee in our primary field of business, and the cash resources of Rentech.

COMPENSATION COMMITTEE Dr. Erich W. Tiepel Mr. Michael F. Ray Mr. Halbert S. Washburn

No member of the Compensation Committee has at any time been an officer or employee of our Company. None of our executive officers serves as a member of the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Audit Committee Report

The Audit Committee of the Board of Directors is composed entirely of independent directors, as independence is defined by the listing standards of the American Stock Exchange and the rules of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors with overseeing the accounting and financial reporting processes of Rentech and the audits of the financial statements of Rentech.

In fulfilling its responsibilities during the past fiscal year, the committee:

•       Discussed with the independent accountants, among other issues, the matters to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committee);

•       Received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and discussed with the independent auditors their independence;

•       Discussed the overall audit process and reviewed related reports;

•       Involved the independent accountants in the committee’s review of Rentech’s financial statements and related reports with management as well as management’s assessment of internal controls;

•       Provided independent accountants the full access to the committee and the Board, to report on appropriate matters;

•       Discussed with the independent accountants matters required to be reviewed by generally accepted auditing standards;

•       Assessed the competence and qualification of Ehrhardt Keefe Steiner & Hottman P.C. to serve as Rentech’s auditors; and

•       Reviewed and discussed the audited financial statements with Rentech’s management.

In addition, the committee considered the quality and adequacy of Rentech’s internal controls and the status of pending litigation, taxation matters and other areas of oversight to the financial reporting and audit process that the committee determined appropriate.

Based on these reviews and discussions, the committee recommended to the Board of Directors, and the Board has approved, the annual report on Form 10-K for the fiscal year ended September 30, 2006. Subsequent to such recommendation, the Board has approved inclusion of the audited financial statements in the annual report on Form 10-K for filing with the Securities and Exchange Commission.

The report and opinion of Ehrhardt Keefe Steiner & Hottman P.C. are filed separately in Rentech’s annual report on Form 10-K for the fiscal year ended September 30, 2006, which should be read in conjunction with the information contained in this section of the proxy statement and the review of the audited financial statements.

AUDIT COMMITTEE Mr. Thomas L. Bury Dr. Erich W. Tiepel Mr. Halbert S. Washburn

In accordance with the rules and regulations of the SEC, neither the report of the Audit Committee, the Compensation Committee, nor the performance graph appearing in this proxy statement will be deemed to be soliciting material or to be filed with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Nominating Committee and Shareholder Communications

The Nominating Committee currently consists of Thomas L. Bury, Michael F. Ray and Erich W. Tiepel. The Nominating Committee’s primary duty is to make recommendations to the Board of Directors regarding composition of the Board of Directors, recruitment of new directors, and performance of the Board. The committee’s policy is to identify and consider candidates for election as directors, including candidates recommended by our security holders. To submit recommendations to the Board of Directors with suggestions for election, or to send communications to the Board about other corporate matters, security holders may write to the Chairman of the Board or to any one or more individual directors at our address given on the first page of this proxy statement.

In considering suggestions for nominations, the committee will review the composition of the Board of Directors in relation to the efforts of Rentech to maintain effective corporate governance practices. The committee will consider Rentech’s business plan, the perspective of its security holders, and applicable regulations regarding the duties and qualifications of directors. In consultation with the Chairman of the Board, the committee will evaluate candidates against the qualifications that the committee expects to develop, conduct appropriate verifications of the background of candidates, interview selected candidates, identify potential conflicts of interest, and present the candidates who have been suggested to the full Board of Directors, with the committee’s recommendations for nominations. To be considered by the Nominating Committee, suggestions by security holders must be submitted before Rentech’s fiscal year-end, and must be accompanied by a description of the qualifications of the proposed candidate and a written statement by the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. The committee may require that the proposed nominee furnish other information as it may reasonably request to assist in determining the qualifications of the proposed nominee to serve as a director. Persons who are asserting claims against Rentech in judicial or other proceedings for amounts in excess of ten percent of the consolidated current assets of Rentech are not eligible for election. This restriction on eligibility is removed after the action or proceeding is finally resolved.

The Nominating Committee requires all candidates to complete a Prospective Director Questionnaire, provide a current curriculum vitae, and satisfy a credit and background check. In addition, the committee will conduct telephone and in person meetings with all candidates. Factors the committee considers vital for all candidates include industry experience, management experience and public company experience.

Stock Performance Chart

The following chart compares the yearly percentage change in the cumulative shareholder return on our common stock from October 2001 to the end of the fiscal year ended September 30, 2006 with the cumulative total return on the AMEX Composite Index, the Dow Jones US Oil Equipment & Services Index and a customized peer group of six companies that includes: Evergreen Energy Inc., Fuel Tech, Inc., Headwaters, Inc., Pacific Ethanol, Inc., Syntroleum Corporation and Verasun Energy Corporation. The comparison assumes $100 was invested on September 30, 2001 in Rentech’s common stock and in each of the foregoing indices, or the peer group, and assumes dividends, if any, were reinvested.

Rentech is using the peer group index as a comparison for its cumulative shareholder return because Rentech believes that the selected companies are more comparable to Rentech than the published indices. The peer group is made up of companies that engage in the development of lower emission fuel technologies and related businesses as a significant element of their overall business, although not all of the companies included in the peer group participate in all of the lines of business in which Rentech is engaged and some of the companies included in the peer group also engage in lines of business in which Rentech does not participate. In addition, the market capitalizations of many of the companies included in the peer group index are different from Rentech’s.

The AMEX Composite Index was added to the graph this year as a replacement for the AMEX Major Markets Index, which no longer exists.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Rentech, Inc., The AMEX Composite Index,
The Dow Jones US Oil Equipment & Services Index and the Peer Group

*                    $100 invested on September 30, 2001 in stock or index-including reinvestment of dividends.

Fiscal year ending September 30.

Total Return Analysis

	9/30/2001	9/30/2002	9/30/2003	9/30/2004	9/30/2005	9/30/2006
Rentech, Inc.	$100.00	$93.55	$106.45	$145.16	$408.06	$746.77
The AMEX Composite Index	$100.00	$104.77	$128.88	$162.87	$230.78	$250.97
DJ US Oil Equipment & Services	$100.00	$101.71	$120.54	$173.78	$262.59	$289.57
Peer Group	$100.00	$94.46	$139.84	$234.80	$383.47	$255.05

Certain Relationships and Related Party Transactions

On October 27, 2005, a convertible promissory note with principal and accrued interest of $1,073,589 we previously issued to C. David Callaham matured and was converted into 493,332 shares of our common stock. On July 11, 2006, a convertible promissory note we previously issued to Mr. Callaham in the principal amount of $615,000 matured and was converted into 1,366,667 shares of our common stock. In addition, we paid $47,852 of interest to Mr. Callaham in fiscal year 2006 under the $615,000 principal amount convertible promissory note.

On September 30, 2005, Rentech entered into agreements with Dennis L. Yakobson and Ronald Butz on terms of their retirement packages.

Pursuant to Mr. Yakobson’s retirement package, in return for Mr. Yakobson’s retirement on December 31, 2005, Rentech has provided or will provide the following retirement benefits: (1) Rentech agreed to pay severance to Mr. Yakobson of $265,543 for each of the years 2006 and 2007. Rentech paid Mr. Yakobson six months severance on his last day of employment, with monthly payments commencing in the seventh month after retirement; (2) Rentech paid Mr. Yakobson $250,000 in lieu of certain benefits and bonus opportunities that would have accrued under his employment agreement against the exercise price of stock options; (3) Mr. Yakobson’s $80,517 of convertible promissory notes were amended to extend the term (to September 30, 2008), and reduce the interest rate (to the prime rate published by the Wall Street Journal); (4) Rentech paid Mr. Yakobson his unfunded deferred compensation in the amount of $196,358 against the exercise price of stock options; (5) Mr. Yakobson entered into a consulting agreement with Rentech providing for a monthly fee of $10,000, for a term of one year, commencing on January 1, 2006; and (5) Rentech granted Mr. Yakobson stock options with a two year term and an exercise price of $2.53 per share for 115,000 shares under Rentech’s 2005 Stock Option Plan, and granted an identical option for 455,000 shares under Rentech’s 2006 Incentive Award Plan.

Pursuant to Mr. Butz’ retirement package, in return for Mr. Butz’ retirement on December 31, 2005, Rentech has provided or will provide the following retirement benefits: (1) Rentech has paid or will pay severance to Mr. Butz of $235,368 for each of the years 2006 and 2007; (2) Rentech paid Mr. Butz six months of severance on his last day of employment, with monthly payments commencing in the seventh month after retirement; (3) Rentech paid Mr. Butz $190,000 in lieu of certain benefits and bonus opportunities that would have accrued under his employment agreement against the exercise price of stock options; (4) Mr. Butz’ $46,745 of convertible promissory notes were amended to extend the term (to September 30, 2008), and reduce the interest rate (to the prime rate published by the Wall Street Journal); (5) Rentech paid Mr. Butz his unfunded deferred compensation in the amount of $130,149 against the exercise price of stock options; and (6) Rentech granted Mr. Butz stock options with a two year term and an exercise price of $2.53 per share for 75,000 shares under Rentech’s 2005 Stock Option Plan, and granted an identical option for 320,000 shares under Rentech’s 2006 Incentive Award Plan.

On August 5, 2005, Rentech entered into a Management Consulting Agreement with Management Resource Center, Inc., a California corporation (“MRC”), of which D. Hunt Ramsbottom was a partner and the principal on the account. Pursuant to the terms of the agreement, Mr. Ramsbottom would provide various management consulting services to Rentech. In August 2005, Mr. Ramsbottom exercised his right to assign the agreement to East Cliff Advisors, LLC (“East Cliff”), an entity controlled by Mr. Ramsbottom. As part of the consideration under the agreement, Rentech issued East Cliff a warrant to purchase Rentech common stock. In August 2006, East Cliff notified Rentech that a portion of the warrant had been assigned to a third party. Following the assignment, East Cliff now holds a fully-vested warrant to purchase 2,082,500 shares of Rentech common stock and a warrant to purchase 787,500 shares of Rentech common stock which will vest when Rentech’s stock price reaches $5.25 or higher for twelve consecutive trading days. The exercise price of each of the warrants is $1.82 per share.

On November 15, 2005, Rentech and its wholly-owned subsidiary, Rentech Development Corporation (“RDC”), entered into a Commitment Letter with M.A.G. Capital, LLC and Pentagon Bernini Fund, Ltd. (the “Investors”), for the purchase by the Investors of $35 million of 14% secured convertible debentures to finance a portion of the acquisition price for Royster-Clark Nitrogen, Inc. On November 17, 2005 and January 1, 2006, Rentech paid to the Investors $255,000 and $100,000, respectively, of due diligence fees. On April 21, 2006, Rentech paid to the Investors a break-up fee of $1million to terminate the Commitment Letter.

Code of Ethics

Rentech has adopted a code of ethics that applies to Rentech’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code of ethics is filed as an exhibit to Rentech’s annual report on Form 10-K for the fiscal year ended September 30, 2005 and is available on the Corporate Governance section of our website at www.rentechinc.com. Our website address referenced above is not intended to be an active hyperlink, and the contents of our website shall not be deemed to be incorporated herein.

Independent Certified Public Accountants

The Board of Directors selected Ehrhardt Keefe Steiner & Hottman P.C., as our independent certified public accountants for fiscal year 2007. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in Rentech nor any connection with Rentech in any capacity otherwise than as independent accountants.

A representative of Ehrhardt Keefe Steiner & Hottman P.C. is expected to be present at the annual meeting of shareholders to answer appropriate questions and will be afforded an opportunity to make a statement regarding the financial statements.

Principal Accountant Fees and Services

Audit Fees

The aggregate fees billed by Ehrhardt Keefe Steiner & Hottman P.C. for professional services rendered for the audit of Rentech’s consolidated financial statements for the fiscal year ended September 30, 2006 and 2005, and for the audit of management’s assessment of internal controls, and for reviews of the financial statements included in Rentech’s quarterly reports on Form 10-Q, assistance with Securities Act filings and related matters, consents issued in connection with SEC filings, and consultations on financial accounting and reporting standards arising during the course of the audit for those fiscal years were $612,814 and $264,198, respectively.

Audit-Related Fees

Audit related fees include billings for assurance and related services that are reasonably related to the performance of the audit or review of Rentech’s financial statements, and are not reported as Audit Fees. No such fees were billed for the fiscal years ended September 30, 2006 and 2005.

Tax Fees

The aggregate fees billed by Ehrhardt Keefe Steiner & Hottman P.C. for professional services rendered for tax compliance, tax advice, and tax planning were $1,000 for the fiscal year ended September 30, 2006 and $4,335 for the fiscal year ended September 30, 2005. These services consisted of assistance in the preparation of federal and state income tax filings, federal and state tax examination assistance, and other tax planning consultations.

All Other Fees

There were no other fees billed by Ehrhardt Keefe Steiner & Hottman P.C. for services rendered to Rentech other than the services described above.

The Audit Committee’s policy as to all engagements of the principal accountants is to collect detailed information before the engagement is made about the specific services that would be provided. With that information and related information, the committee decides whether, in its judgment, the independence of the principal accountant would be impaired by the proposed engagement. If so, the committee’s policy is to reject the proposed engagement. If not, the Audit Committee will accept the engagement letter but its policy is to preapprove any services to be provided that are not covered by the engagement letter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES TO THE BOARD OF DIRECTORS DESCRIBED ABOVE.

POTENTIAL ISSUANCE OF 20% OR MORE OF OUR OUTSTANDING
COMMON STOCK AT PRICES BELOW MARKET VALUE

(Proxy Item 2)

Rentech is seeking the approval of its shareholders, to the extent required by the American Stock Exchange (“AMEX”), to issue and sell up to an aggregate of 60 million shares of Rentech’s common stock (or securities convertible into or exercisable or exchangeable for common stock) for up to an aggregate of $250 million in gross proceeds at up to a 20% discount of the market price at the time of issuance and sale (including, if, at that time, the price is also below book value per share). If shareholder approval is required by the AMEX for an issuance of Rentech’s securities, the transaction must be completed not later than the date 90 days from the date the shareholders approve this proposal, provided that Rentech may extend such period for up to 90 additional days if it obtains the consent of the AMEX. Under Section 713 of the Listing Standards, Policies and Requirements of the AMEX, the sale, issuance, or potential issuance by a company of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock of the company requires shareholder approval, provided that shareholder approval is not required for a “public offering” as defined by the AMEX. As of February 5, 2007, Rentech had 142,360,230 shares of its common stock issued and outstanding and 31,720,144 additional shares of its common stock were reserved for exercises of stock options or warrants or conversions of convertible promissory notes or convertible senior notes.

Rentech intends to issue shares of its common stock (or securities convertible into or exercisable or exchangeable for common stock) in connection with financing its plans to commercialize its Rentech Process for efficiently converting synthetic gas derived from coal, petroleum coke, biomass or natural gas into ultra high-quality diesel fuel and other fuel products. Rentech is in the process of executing a phased conversion of its nitrogen fertilizer production facility in East Dubuque, Illinois to a commercial scale FT fuel production facility. The conversion is expected to require an estimated $810 million of additional debt and equity financing. Rentech also is pursuing the development of other alternative fuels projects, including one in Natchez, Mississippi, and is discussing proposals with owners of energy feedstocks for the joint development of alternative fuels projects using the Rentech Process, including potential co-development projects with Peabody Energy Corporation. These projects would require Rentech to raise a substantial amount of additional financing, and Rentech would most likely need to issue additional equity to finance these plans. The securities proposed to be offered in such financings might not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemptions from registration requirements.

If Rentech issues shares of its common stock (or securities convertible into or exercisable or exchangeable for shares of its common stock), this will have the effect of diluting existing shareholders’ ownership in Rentech. Further, depending upon the price at which shares might be issued, this may have the effect of depressing the price of shares of Rentech common stock or diluting the book value of common stock per share or earnings (loss) per share. Additional issuances could also reduce the per share amounts available upon Rentech’s liquidation, if that should occur.

The vote required to approve the issuance of Rentech common stock as proposed is a majority of the shares of Rentech common stock who are present, in person or  by proxy, at the meeting and entitled to vote thereon. If this proposal is not approved, any issuance requiring such approval will not be made, although further approvals may be sought. If the issuances are approved, Rentech does not intend to solicit the further approval of shareholders for any issuance as to which the required approval remains in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE, IF REQUIRED BY THE AMEX, THE ISSUANCE AND SALE OF UP TO 60 MILLION SHARES OF RENTECH COMMON STOCK (OR SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR COMMON STOCK) FOR UP TO AN AGGREGATE OF $250 MILLION IN GROSS PROCEEDS, AT A DISCOUNT OF UP TO 20% OF THE MARKET PRICE AT THE TIME OF ISSUANCE OF SALE WITHIN A MAXIMUM OF SIX MONTHS FROM THE DATE OF SHAREHOLDER APPROVAL.

AMENDMENT OF THE 2006 STOCK INCENTIVE AWARD PLAN
TO INCREASE THE NUMBER OF SHARES
RESERVED FOR ISSUANCE THEREUNDER

(Proxy Item 3)

The Rentech, Inc. 2006 Incentive Award Plan (the “2006 Plan”) was adopted by our Board of Directors on December 30, 2005 and was approved by our shareholders in April, 2006. The number of shares originally authorized for issuance under the 2006 Plan was five million. As of the record date, options to purchase and other stock awards of 3,655,000 shares of common stock were issued and outstanding under the 2006 Plan, and approximately 1,159,000 shares of common stock were available for issuance under the 2006 Plan.

On January 25, 2007, our Board of Directors approved an amendment to the 2006 Plan subject to shareholder approval, to increase the number of shares reserved for issuance under this plan by three million shares. This amendment is being submitted to our shareholders for approval.

General

The purpose of the 2006 Plan is to promote the success and enhance the value of Rentech by continuing to link the personal interest of participants to those of our shareholders and by providing participants with an incentive for outstanding performance.

The 2006 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and cash and equity performance-based awards to eligible individuals. A summary of the principal provisions of the 2006 Plan is set forth below. The summary is qualified by reference to the full text of the 2006 Plan.

Administration

The 2006 Plan is administered by the Board. The Board, at its discretion or as otherwise necessary to comply with Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may delegate to a committee of the Board (the “Committee”) the authority to grant or amend awards to participants other than senior executives of Rentech who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Code. The Committee consists of two or more directors, each of whom qualifies as a non-employee director pursuant to Rule 16b-3 of the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” under the rules of the American Stock Exchange. The Board may at any time exercise all powers of the Committee other than those powers that are required, under Section 162(m) of the Code or Rule 16b-3 under the Exchange Act, to be exercised solely by the Committee.

Except as indicated above with respect to certain senior executives, the Committee has the exclusive authority to administer the 2006 Plan including, subject to the terms of the 2006 Plan and all applicable law, the power to determine eligibility, the types and sizes of awards, the price and timing of awards, any applicable vesting requirements or restrictions and the acceleration or waiver of any such vesting requirements or restrictions, provided that the Committee does not have the authority to accelerate vesting or waive the forfeiture of any performance-based awards.

Eligibility

Persons eligible to participate in the 2006 Plan include employees, consultants and independent directors of Rentech and its subsidiaries, as determined by the Committee.

Limitation on Awards and Shares Available

The payment of dividend equivalents in conjunction with outstanding awards are counted against the shares available for issuance under the 2006 Plan. The shares of common stock covered by the 2006 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the 2006 Plan; however, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations arising in connection with any awards may not be used for grants under the 2006 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Rentech or any of its subsidiaries will not be counted against the shares available for issuance under the 2006 Plan.

The maximum number of shares of common stock that may be subject to one or more awards to a participant pursuant to the 2006 Plan during any rolling three calendar-year period is 2 million shares. As of January 31, 2007, the closing price of the common stock on the American Stock Exchange was $3.54 per share.

Awards

The 2006 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.

Both incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2006 Plan. The option exercise price of all stock options granted pursuant to the 2006 Plan will not be less than 100% of the fair market value of the stock on the date of grant. Stock options may be exercised as determined by the Committee, but in no event after the tenth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code may provide from time to time.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent, by delivering a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, or by tendering previously acquired shares of common stock with a fair market value at the time of exercise equal to the exercise price (provided such shares have been held for such period of time as may be required by the Committee in order to avoid adverse accounting consequences and have a fair market value on the date of delivery equal to the aggregate exercise price of the option or exercised portion thereof) or other property acceptable to the Committee (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to Rentech in satisfaction of the option exercise price, provided that payment of such proceeds is then made to Rentech upon settlement of such sale). However, no participant who is a member of the Board or an “executive officer” of Rentech within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act (prohibiting certain extensions of credit to directors and executive officers).

A restricted stock award is the grant of shares of common stock to a participant for consideration determined by the Committee including services and/or cash, that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Committee.

A stock appreciation right (a “SAR”) is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the fair market value of a share of common stock on the date of grant of the SAR, which payment may be made in cash, common stock or a combination of both, in the discretion of the Committee.

Performance share awards are shares granted to participants with restrictions that lapse only upon the attainment of specified performance goals. Performance stock units are awards representing the right to receive shares upon the attainment of specified performance goals. Dividend equivalent awards entitle participants to receive dividends in cash or additional shares in respect of other awards held by participants when Rentech declares dividends with respect to the common stock. Stock payments are compensation in the form of shares of common stock that are granted without restrictions imposed by Rentech. Deferred stock awards represent the right to receive shares of common stock at a later date or dates if specified time or performance criteria are attained. Restricted stock units are awards representing the right to receive shares upon the attainment of specified time or performance goals. Performance bonus awards entitle participants to cash or common stock payments upon the attainment of specified performance goals.

The Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after tax), operating earnings, cash flow (including, but not limited to, operating cash flow, and free cash flow), cash flow return on capital, return on net assets, return on shareholders’ equity, return on assets, return on capital, shareholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms, as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the Committee shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, if any, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Committee may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Amendment and Termination

The Committee, subject to approval of the Board, may terminate, amend, or modify the 2006 Plan at any time; provided, that shareholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2006 Plan. In addition, absent shareholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2006 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price. No amendment shall extend the term of any outstanding option or reduce an option’s exercise price below the common stock’s fair market value on the date of the option grant. In no event may an award be granted pursuant to the 2006 Plan on or after the tenth anniversary of the date the shareholders originally approve the 2006 Plan.

Federal Income Tax Consequences

With respect to nonqualified stock options, Rentech is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and Rentech will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, Rentech will generally have a corresponding deduction at the time the participant recognizes income, subject to Code Section 162(m) with respect to covered employees.

Awards granted under the 2006 Plan are not intended to provide for any deferral of compensation subject to gross income inclusion under Code Section 409A, rather, such awards are intended to be paid within a the “short-term deferral” period (within the meaning of Code Section 409A) and therefore exempt from the application of Code Section 409A; however, in the event that any awards would otherwise be subject to gross income inclusion under Code Section 409A for any reason, such amounts shall be paid at a fixed time in accordance with (and exempt from penalties under) Code Section 409A.

Vote Required

Approval of the amendment to the 2006 Plan requires approval by holders of a majority of the shares of Rentech common stock who are present, in person or by proxy, at the meeting and entitled to vote thereon, at the annual meeting of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT OF THE 2006 INCENTIVE AWARD PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 2006 PLAN BY THREE MILLION.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item 4)

The Audit Committee of the Board of Directors has selected Ehrhardt Keefe Steiner & Hottman P.C. as Rentech’s independent registered public accounting firm for the fiscal year ending September 30, 2007 and has further directed that management submit the selection of Ehrhardt Keefe Steiner & Hottman P.C.

for ratification by the shareholders at the annual meeting of shareholders. Ehrhardt Keefe Steiner & Hottman P.C. has audited Rentech’s financial statements since fiscal year 2002. A representative of Ehrhardt Keefe Steiner & Hottman P.C. is expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Ehrhardt Keefe Steiner & Hottman P.C. as Rentech’s independent registered public accounting firm is not required by the Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ehrhardt Keefe Steiner & Hottman P.C. to the shareholders for ratification as a matter of corporate practice. If the shareholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain Ehrhardt Keefe Steiner & Hottman P.C. in the future. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Rentech.

Ratification of the selection of Ehrhardt Keefe Steiner & Hottman P.C. as Rentech’s independent registered public accounting firm requires approval by holders of a majority of the shares of Rentech common stock who are present, in person or by proxy, at the meeting and entitled to vote thereon, at the annual meeting of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF EHRHARDT KEEFE STEINER & HOTTMAN P.C. AS RENTECH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2007.

ADJOURNMENT AND POSTPONEMENT AUTHORITY

(Proxy Item 5)

If Rentech fails to receive a sufficient number of votes to approve any of proxy items 1, 2, 3 or 4, it may propose to adjourn the annual meeting for the purpose of soliciting additional proxies to approve the proxy item or proxy items. Rentech currently does not intend to propose adjournment or postponement at the annual meeting if there are sufficient votes to approve these proxy items. If a proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies is submitted to Rentech’s shareholders for approval, the affirmative vote of the holders of a majority of shares of Rentech common stock who are present, in person or by proxy, at the meeting and entitled to vote thereon will be required to approve the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AUTHORIZATION TO ADJOURN OR POSTPONE THE MEETING TO SOLICIT ADDITIONAL VOTES.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the annual meeting of shareholders held in 2008 must be received by Rentech’s corporate secretary on or before October 16, 2007, in order to be eligible for inclusion in Rentech’s proxy statement and form of proxy. However, if the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s meeting, then the deadline for inclusion in the proxy will be a reasonable time before we begin to print and mail proxy materials for next year’s meeting. To be included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Under Rentech’s Bylaws, for business properly to be brought before the annual meeting of shareholders held in 2008, a shareholder must have given timely notice in proper written form to the Secretary of Rentech at the address set forth on the first page of this proxy statement in accordance with the then current provisions of Rentech’s Bylaws. The Bylaws currently require that such notice be delivered to or mailed and received at the principal executive offices of Rentech not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (i.e., no earlier than December 23, 2007 and no later than January 22, 2008). If, however, Rentech advances the date of the next annual meeting by more than 30 days or delays such date by more than 60 days, notice by the shareholder must be given not earlier than the close of business on the 90th day in advance of such meeting and not after the later of (i) the close of business on the 60th day prior to such meeting or (ii) the tenth day following the first public announcement of the date of such meeting.

OTHER BUSINESS

Management does not know of any other matters to be brought before the annual meeting. If any other business items not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to vote such proxy in accordance with the Board’s recommendation on those matters.

A copy of Rentech’s Annual Report for the year ended September 30, 2006 has been mailed to you concurrently with this proxy statement. The Annual Report is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. Rentech will provide upon written request, without charge to each shareholder of record as of the record date, a copy of the Annual Report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the Securities and Exchange Commission. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by Rentech in furnishing such exhibits. Any such requests should be directed to Rentech’s principal executive offices at 10877 Wilshire Boulevard, Suite 710, Los Angeles, California 90024, Attention: Secretary.

ALL SHAREHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD, OR TO COMPLETE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Colin M. Morris
February 14, 2007	Secretary

RENTECH, INC. 10877 Wilshire Boulevard, Suite 710 Los Angeles, California 90024

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rentech, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RENTECH KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION

RENTECH, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4 AND 5.
Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1	ELECTION OF DIRECTORS (for terms described in the proxy statement):		☐	☐	☐

	Nominees:	1) Michael R. Ray 2) Edward M. Stern

Vote on Proposals						For	Against	Abstain

2	Approval of potential issuance of 20% or more of Rentech’s outstanding common stock at prices below market value.					☐	☐	☐

3	Approval of amendment of the 2006 Incentive Award Plan.					☐	☐	☐

4	Ratification of selection of independent registered public accounting firm.					☐	☐	☐

5

Approval of granting the Proxies the authority to vote on any motion to adjourn or postpone the meeting to another time and date if such action is necessary to solicit additional proxies in favor of Items 1, 2, 3 or 4.

						☐	☐	☐

6	In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.					☐	☐	☐

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)					Date

PROXY	Rentech, Inc.	PROXY

Annual Meeting of Shareholders—March 22, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Rentech, Inc., a Colorado corporation, hereby acknowledge(s) receipt of the Proxy Statement dated February 14, 2007, and hereby appoints Colin M. Morris, D. Hunt Ramsbottom and I. Merrick Kerr, and each of them, proxy and attorney-in-fact, with full of substitution, on behalf and in the name of the undersigned at the Annual Meeting of Shareholders of Rentech, Inc., to be held March 22, 2007 at 9:00 a.m., Mountain Standard Time, at the Magnolia Ballroom, 817 17th Street, Denver, Colorado, and at any adjournment or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the recommendations of the Board of Directors indicated on the reverse side, and according to the discretion of the Board of Directors for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN AND DATE THIS PROXY AND VOTE
BY ONE OF THE METHODS DESCRIBED ON THE REVERSE SIDE.

(Continued, and to be signed and dated, on the reverse side)